UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2009

Cavco Industries, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	000-08822	56-2405642
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 North Central Avenue, Suite 800, Phoenix, Arizona	85004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 256-6263

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 17, 2009, Cavco Industries, Inc., a Delaware corporation (the “Corporation”), through its subsidiary FH Holding, Inc., a Delaware corporation (“FH”), completed its previously disclosed purchase of certain manufactured housing assets of Fleetwood Enterprises, Inc. (“Fleetwood”), which filed for Chapter 11 bankruptcy protection on March 10, 2009. FH and Fleetwood entered into the Asset Purchase Agreement on July 21, 2009, and the transaction was approved by the U.S. Bankruptcy Court on August 12, 2009, and a sale order entered on August 14, 2009. As a result of the completion of the transaction, FH acquired seven operating manufactured housing plants, one office building, one idled plant, all related equipment, accounts receivable, inventory, certain trademarks and trade names, intellectual property, and specified contracts and leases (collectively, the “Assets”). In addition, FH assumed certain liabilities of Fleetwood, including among other things, certain warranty and contractual obligations. The purchase price paid to Fleetwood in connection with the sale of the Assets was approximately $26.6 million. However, the final purchase price is subject to post-closing adjustments related to working capital and warranty liabilities.

The summary of the Asset Purchase Agreement set forth in this Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, which was filed as Exhibit 10.1 to the Form 8-K filed on July 23, 2009.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAVCO INDUSTRIES, INC.

By:	/s/ James P. Glew
	Name:	James P. Glew
	Title:	Secretary

Date: August 18, 2009